JACKSONVILLE BANCORP ANNOUNCES
SECOND QUARTER RESULTS

JACKSONVILLE, FLA., August 7/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB), holding company for The Jacksonville Bank, reported the Company had a second quarter net loss of $396,000 compared to a net loss of $840,000 during the second quarter in 2008.  On a per share basis, the net loss was $0.23, compared to $0.48 for the same period in 2008.  The loss for the quarter was driven primarily by additional provisions for loan losses and an increase in FDIC regulatory assessments.

Total assets increased $3.5 million from $434.0 million at December 31, 2008 to $437.5 million at June 30, 2009.  During the six months ended June 30, 2009, the Company experienced net loan growth of $9.8 million, or 2.6%.  The increase in net loans was driven by increases in residential real estate loans of $11.7 million, or 14.4%, and commercial real estate loans of $7.0 million, or 3.1%, offset by decreases in construction real estate loans of $4.6 million, or 11.1%, and commercial loans of $2.9 million, or 10.3%.

The Company’s nonperforming assets at June 30, 2009 were $15.2 million compared to $12.5 million at December 31, 2008 and $9.6 million at March 31, 2009.  However, total delinquencies (loans past due 30 or more days) shrunk to $14.8 million, or 3.8% of total loans, at June 30, 2009 compared to $26.5 million, or 6.9% of total loans, at March 31, 2009.  Of the $15.2 million in nonperforming assets, one relationship in the amount of $2.9 million is anticipated to be paid in full as the collateral property is currently under contract to be sold.

Jacksonville Bancorp, Inc. President and CEO Gilbert J. Pomar, III stated, “Our primary focus during these economic times continues to be the careful monitoring of our loan portfolio and managing our core fundamentals so that we will be well positioned when the economy recovers.  Our healthy capital position has enabled us to weather this real estate cycle.”  The Company remains well capitalized with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.78%, 9.04% and 8.15%, respectively, at June 30, 2009.

The allowance for loan losses was 1.45% of total loans at June 30, 2009 compared to 1.12% for the comparable period in 2008 and 1.24% at December 31, 2008.  Provision expense was $1.3 million and $2.2 million for the three- and six-month periods of 2009, respectively, compared to $1.8 million and $2.1 million for the same periods in 2008.  The continued elevated level of provision for loan losses in 2009 was driven primarily by the level of charge-offs and management’s efforts to identify potential losses inherent in the portfolio.  The Company has recorded net charge-offs of $588,000 and $1.3 million for the three- and six-month periods in 2009 compared to $638,000 and $1.0 million for the comparable periods in 2008 and $2.0 million for all of 2008.

“While we know it will take some time for the market to fully recover, we feel confident that we have valued our loan portfolio appropriately by aggressively recording losses on impaired loans and being proactive in the early recognition of potential problems,” Mr. Pomar went on to say.

For the first six months of 2009, Jacksonville Bancorp reported a net loss of $505,000 compared to a $303,000 net loss in the first six months of 2008.  On a per share basis, the net loss was $0.29 for the six-month period compared to a net loss of $0.17 per share in 2008.

The Company’s net interest margin increased from 2.93% to 2.97% when comparing the three months ending June 30, 2009 to the same period last year.  While the margin came under pressure from the rapid reduction in short-term rates (5.25% to .25%) during the 18-month period from June 2006 through December 2008, reductions in funding costs are now outpacing that of earning asset yields as reflected in the improvement in the margin during the first two quarters of 2009, 2.87% and 2.97%, respectively.  The margin reached its lowest level during the fourth quarter of 2008 at 2.70%.  Additionally, the actual improvement is somewhat understated due to the historically high level of nonperforming assets ($15.2 million) at June 30, 2009.

Noninterest income was $224,000 and $370,000 for the three- and six-month periods in 2009, respectively, compared to $260,000 and $512,000 for the comparable periods in 2008.  The decrease in the quarterly income was primarily the result of a $24,000 reduction in the income earned on the underlying assets within the Bank’s BOLI policy.  In addition to the reduction in BOLI earnings, the decrease for the six-month period was further due to recognizing a $132,000 write-off in the stock of Silverton Bank, N.A. due to its May 2009 failure; these were offset by a loan referral fee in the amount of $52,000.

Noninterest expense decreased to $2.7million and $5.0 million for the three- and six-month periods in 2009, respectively, from $2.8 million and $5.1 million for the same periods in 2008.  The decrease of $155,000 for the linked quarter is attributable to recording a one-time charge of $430,000 in 2008 (as a result of the termination of the agreement to acquire Heritage Bancshares, Inc.) offset by an increase in regulatory assessments of $408,000 in 2009.  The increase in regulatory assessments includes a $216,000 “special assessment” charged to all institutions as part of the FDIC’s restoration plan to rebuild the Deposit Insurance Fund.

Total deposits decreased $23.7 million, or 6.9%, from $345.5 million at December 31, 2008 to $321.9 million at June 30, 2009 primarily driven by a $20.0 million decrease in time deposits.  The decrease in deposits was offset by an increase in Federal Home Loan Bank advances and Federal Reserve Bank borrowings of $20.2 and $7.0 million, respectively.  These increases were the result of management’s desire to take advantage of the lowest possible cost of funding sources.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals through its five full-service banking offices in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008

Earnings Summary
Total interest income	$5,625	$5,681	$6,104	$6,457	$6,209
Total interest expense	2,556	2,756	3,301	3,409	3,282

Net interest income	3,069	2,925	2,803	3,048	2,927
Provision for loan losses	1,307	938	787	665	1,755

Net interest income after provision for loan losses	1,762	1,987	2,016	2,383	1,172
Noninterest income	224	146	366	300	260
Noninterest expense	2,667	2,286	2,328	2,339	2,822

Income before income tax	(681)	(153)	54	344	(1,390)
Income tax provision	(285)	(44)	(17)	77	(550)

Net income	$(396)	$(109)	$71	$267	$(840)

Summary Average Balance Sheet
Loans, gross	$387,232	$382,071	$380,203	$379,742	$368,095
Securities	26,321	30,344	31,809	31,766	31,755
Other earning assets	687	696	1,098	952	1,371
Total earning assets	414,240	413,111	413,110	412,460	401,221
Other assets	16,039	16,824	17,456	17,337	16,286
Total assets	$430,279	$429,935	$430,566	$429,797	$417,507
Interest bearing liabilities	$362,346	$359,846	$359,466	$359,908	$348,516
Other liabilities	40,894	42,986	44,470	43,356	41,501
Shareholders' equity	27,039	27,103	26,630	26,533	27,490

Total liabilities and shareholders' equity	$430,279	$429,935	$430,566	$429,797	$417,507

Per Share Data
Basic earnings per share	$(0.23)	$(0.06)	$0.04	$0.15	$(0.48)
Diluted earnings per share	$(0.23)	$(0.06)	$0.04	$0.15	$(0.48)
Basic weighted average shares outstanding	1,748,214	1,748,647	1,748,630	1,748,567	1,748,350
Diluted weighted average shares outstanding	1,748,214	1,748,647	1,760,511	1,777,292	1,748,350
Book value per basic share at end of period	$15.13	$15.36	$15.35	$15.13	$15.01
Total shares outstanding at end of period	1,747,599	1,748,799	1,748,599	1,748,631	1,747,925
Closing market price per share	$10.50	$8.00	$11.10	$11.72	$15.90

Selected Ratios
Return on average assets	-0.37%	-0.10%	0.07%	0.25%	-0.81%
Return on average equity	-5.87%	-1.63%	1.06%	4.00%	-12.29%
Average equity to average assets	6.28%	6.30%	6.18%	6.17%	6.58%
Tangible common equity to tangible assets	6.04%	6.22%	6.19%	6.11%	6.19%
Interest rate spread	2.62%	2.47%	2.22%	2.46%	2.44%
Net interest margin	2.97%	2.87%	2.70%	2.94%	2.93%
Allowance for loan losses as a percentage of total loans	1.45%	1.29%	1.24%	1.14%	1.12%
Allowance for loan losses as a percentage of NPA's	37.22%	51.27%	37.56%	55.40%	47.92%
Ratio of net charge offs as a percentage of average loans	0.61%	0.74%	0.44%	0.57%	0.89%
Efficiency Ratio	80.99%	74.44%	73.46%	69.86%	88.55%

	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008

Summary Balance Sheet
Cash and cash equivalents	$9,345	$6,847	$10,148	$7,746	$6,024
Securities	25,571	29,035	31,724	31,851	31,130
Loans,net	384,817	378,755	374,993	376,344	370,094
All other assets	17,725	17,350	17,134	17,231	16,989
Total assets	$437,458	$431,987	$433,999	$433,172	$424,237
Deposit accounts	$321,864	$344,506	$345,544	$350,816	$332,848
All other liabilities	89,161	60,626	61,610	55,905	65,147
Shareholders' equity	26,433	26,855	26,845	26,451	26,242
Total liabilities and shareholders' equity	$437,458	$431,987	$433,999	$433,172	$424,237